Exhibit 21.1
Subsidiaries of ViaSat
1.	ViaSat Worldwide Limited, a Delaware corporation.

2.	ViaSat China Services, Inc., a Delaware corporation

3.	ViaSat Australia PTY Limited, an Australian corporation

4.	ViaSat Canada Company, a Nova Scotia unlimited liability company

5.	ViaSat Europe S.r.l., an Italian limited liability company

6.	ViaSat India Pvt. Ltd., an Indian private limited company

7.	Immeon Networks, LLC., a Delaware limited liability company

8.	U.S. Monolithics, LLC., an Arizona limited liability company

9.	Efficient Channel Coding, Inc., an Ohio corporation

10.	Enerdyne Technologies, Inc., a Delaware corporation

11.	Intelligent Compression Technologies, Inc., a Delaware corporation

12.	JAST, S.A., a Swiss corporation

13.	ViaSat (IOM) Limited, an Isle of Man limited company

14.	IOM Licensing Holding Company Limited, an Isle of Man limited company

15.	ViaSat Satellite Ventures Holdings Luxembourg S.a.r.l., a Luxembourg private limited company

16.	ViaSat Satellite Ventures Holdings France SAS, a societe par actions simplifee.

17.	Softswitch LLC., a Delaware limited liability company.

18.	ViaSat Credit Corp., a Delaware corporation

19.	ViaSat Satellite Ventures, LLC., a Delaware limited liability company.

20.	VSV I Holdings, LLC., a Delaware limited liability company.

21.	VSV II Holdings, LLC., a Delaware limited liability company.

22.	ViaSat Satellite Ventures U.S. I, LLC., a Delaware limited liability company.

23.	ViaSat Satellite Ventures U.S. II, LLC., a Delaware limited liability company.

24.	ViaSat Credit, LLC., a Delaware limited liability company.